AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Amendment"), entered into as of the 21st day of June, 2006, amends that certain Executive Employment Agreement (the "Employment Agreement") dated December 7, 2004 by and between NATCO Group Inc., a corporation organized and existing under the laws of the State of Delaware ("NATCO"), and John U. Clarke (the "Executive"). Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Employment Agreement

WHEREAS, NATCO's Board of Directors (the "Board") has determined that it is in the best interests of NATCO and its stockholders to ensure that NATCO and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations; and

WHEREAS, NATCO desires to continue the Executive in the employment capacity hereinafter set forth and the Executive agrees to accept such employment on the terms and conditions hereinafter set forth; and

WHEREAS, NATCO and the Executive mutually desire to amend the terms of the Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between NATCO and the Executive as follows:

  Sections 3.6(c) and (d) of the Employment Agreement are hereby amended in their entirety to read as follows:

(c) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b), 3.2(a) or 3.5 within 24 months following a Change of Control, Employee shall be entitled, after execution of a Waiver and Release Agreement in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), (i) to the sum of two times one year's annual base salary payable as follows: half of the base salary shall be paid within 30 days of the termination date; the remaining half shall be paid at the end of the 6-month period following the termination date; (ii) a lump sum cash amount equal to the product of two times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date, payable as follows: half of target bonus amount shall be paid within 30 days of the termination date; the remaining half shall be paid at the end of the 6-month period following the termination date; (iii) the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of 24 months following the date of termination to Employee and Employee's family at least equivalent to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of Company as in effect and applicable generally to other peer executives and their families at the date of termination, at the election of Employee, or the cash-equivalent thereof; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and (iv) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan. In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase stock of Company, in the event of a Change of Control while Employee is employed by Company, all outstanding stock options held by Employee shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms, all restrictions on any restricted stock of Company held by Employee shall lapse as of the Change of Control Date, and all vesting and/or performance requirements on any other forms of awards that have been granted to the Executive under any incentive plan shall be automatically accelerated and/or deemed to have been met at target levels, unless such treatment shall cause an award to become subject to the excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in which case such treatment shall not apply. In addition, any such stock options shall be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such longer period, in which case the stock option shall be exercisable until the expiration of its term.

(d) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b), 3.2(a) or 3.5 within 6 months prior to a Change of Control, Employee shall be entitled, after execution of a Waiver and Release Agreement in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), (i) to the sum of two times one year's annual base salary payable as follows: the full amount of such payment shall be paid at the end of the 6-month period following the termination date, with the amount of such payment to be offset by any payment Employee has previously received under Section 3.6(a)(i); (ii) a lump sum cash amount equal to the product of two times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date, payable as follows: the full amount of such payment shall be paid at the end of the 6-month period following the termination date, with the amount of such payment to be offset by any payment Employee has previously received under Section 3.6(a)(ii); (iii) the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of 24 months following the date of termination to Employee and Employee's family at least equivalent to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of Company as in effect and applicable generally to other peer executives and their families at the date of termination, at the election of Employee, or the cash-equivalent thereof; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and (iv) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan. In addition, Employee shall receive a cash payment, (x) with respect to any stock option that is forfeited as of the date of his termination of employment, equal to the difference between the closing price of the Company stock as of the Change of Control Date and such option's exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of the Company stock as of the date of such option's expiration date and such option's exercise price), (y) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the closing price of such stock as of the Change of Control Date, and (z) with respect to any other form of incentive compensation award under the Company's long-term incentive compensation plans that is forfeited as of the date of his termination of employment, equal to the amount of such award as of the Change in Control Date with such payments to be made within 30 days of the Change of Control Date.

2. A new Section 8.9 is hereby added to the Agreement:

8.9 Notwithstanding anything to the contrary herein, if the Executive is a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) at the time of his "separation from service" (as defined under Section 409A(a)(2)(A)(i) of the Code), no payment pursuant to this Agreement or otherwise of any amount or provision of any benefit on account of such separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code shall be made or commence, as applicable, until the date that is six months after the date of such separation from service (such required period of delay, the "Delay Period"). In the event of any benefit continuations that would otherwise be made available pursuant to this Agreement immediately upon separation from service but for the application of the preceding sentence, the Executive may continue such benefits in accordance with the terms of the applicable plans during the Delay Period and then receive reimbursement from the Company for the cost of such benefit continuations on the date that is six months following his separation from service. Further, in the event that any provision of this Agreement would cause any compensation or benefits to the Executive to become subject to the excise tax under Section 409A of the Code, as determined in the reasonable judgment of [the General Counsel of the Company][the Board], the Executive and the Company shall amend this Agreement in a mutually agreeable manner intended to avoid the application of such tax, to the extent possible and without additional economic effect to the Company.

3. The Executive hereby represents and warrants that the execution and performance of this Amendment will not result in or constitute a default, breach or violation, or an event which, with notice or lapse of time or both, would be a default, breach or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or his property is bound.

4. If any provision of this Amendment or the application hereof is held invalid, the invalidity shall not affect other provisions or application of this Amendment that can be given effect without the invalid provisions or application, and to this end the provisions of this Amendment are declared to be severable.

5. Each party has cooperated in the drafting and preparation of this Amendment. Hence, in any construction to be made of this Amendment, the same shall not be construed against any party on the basis of that party being the "drafter."

6. The Employment Agreement as amended by this Amendment supersedes all prior agreements between the parties concerning the subject matter hereof, other than any and all stock option and restricted stock agreements entered into by and between the Executive and NATCO, and this Amendment and Employment Agreement together constitute the entire Employment Agreement between the parties with respect thereto. The Employment Agreement, as amended hereby, may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representations or promises on behalf of any of the parties not set forth herein and the Employment Agreement as amended hereby has not been executed in reliance upon any representation or promise except those contained herein.

7. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

8. In entering into this Amendment, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Amendment and the Employment Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

9. Except as modified hereby, the terms and provisions of the Employment Agreement shall remain in full force and effect on the date hereof. This Amendment may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Employee have duly executed this Amendment in multiple originals as of the 21st day of June, 2006.

NATCO GROUP INC.

By: /s/ Thomas C. Knudson

Thomas C. Knudson

Chairman of the Governance, Nominating & Compensation Committee of the Board of Directors

JOHN U. CLARKE

/s/ John U. Clarke